EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of BancFirst Corporation on Form S-8 of our report dated March 13, 2004, with respect to the consolidated financial statements of BancFirst Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 4, 2004